Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the registration of 975,000 shares for the 2001 Long-term Incentive Plan of Renasant Corporation (formerly The Peoples Holding Company) (the “Company”), of our report dated March 3, 2005, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, the Company’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

August 30, 2006